Exhibit 5

OPINION AND CONSENT OF LEGAL COUNSEL

ECO BUILDING  PRODUCTS, INC.

Gentlemen:

We have acted as counsel to your Company  in connection with the issuance of this opinion relating to your registration (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the 10,000,000 shares of the Company's common stock(the "Shares"), pursuant to the Plan contained therein. As such, we have examined the Registration Statement and such other documents of the Company, as we deemed appropriate under the circumstances.

Based upon the foregoing, and assuming that the Shares will be issued as set forth in the Plan and Registration Statement, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement the Shares will be validly issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the Plan Beneficiary, once issued pursuant to the Plan as described in the Registration Statement nor as to anything else.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter which comes to our attention hereafter.

We also consent to the use of this opinion in your registration statement.

Very truly yours,

/s/ The Rossi Law Group, P.A.